Exhibit 10.19

September 18, 2008

VIA e-mail only

Mr. Tony Ker
607 Kenwood Road West Vancouver, BC V7S 1S7

Termination Notice of Financial Services Agreement dated September 1, 2008 between Gryphon Gold Corporation and Mr. Tony Ker ("Services Agreement")

Dear Tony,

This letter is to inform you that Gryphon Gold Corporate has elected to terminate the Services Agreement with you. Under paragraph 4 of the Services Agreement, Gryphon Gold is providing 10 days written notice of termination. Therefore, the Services Agreement will terminate effective September 28, 2008.

Please acknowledge your receipt of this cancellation notice in the space below and return a copy to Gryphon Gold.

Very truly yours,

/s/ Michael K. Longinotti
Michael K. Longinotti CFO

I acknowledge the cancellation notice, and agree the Services Agreement with Gryphon Gold terminates effective September 28, 2008.

/s/ Tony Ker
Tony Ker
607 Kenwood Road West Vancouver, BC V7S 1S7